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                                                                   EXHIBIT 10.13

                              EMPLOYMENT AGREEMENT

          This Agreement, dated as of November 23, 2005, is entered into by and between William C. Stone (the "Executive") and Sunshine Acquisition Corporation, a Delaware corporation (together with any successor thereto, the "Company").

                                 WITNESSETH THAT

          WHEREAS, the Company, Sunshine Merger Corporation and SS&C Technologies, Inc. ("SS&C") entered into an Agreement and Plan of Merger dated July 28, 2005 (the "Merger Agreement"); and

          WHEREAS, subject to the consummation of the Merger as described in the Merger Agreement, the Company and the Executive wish to set forth the terms and conditions of Executive's employment with the Company and SS&C in a binding written agreement.

          NOW, THEREFORE, in consideration of the mutual covenants set forth in this Agreement, it is hereby agreed as follows:

          1. Term of Employment. The term of the Executive's employment under this Agreement (the "Term") shall begin on the Effective Date of the Merger, as defined in the Merger Agreement (the "Effective Date") and end on the third anniversary thereof; provided, that the Term shall be extended by successive periods of one (1) year, unless the Company shall have notified the Executive or the Executive shall have notified the Company that no such extension shall take place, in each case at least ninety (90) days prior to the expiration of the then-current Term (a "Notice of Nonrenewal"); and provided, further, that the Term shall in any event end upon a termination of employment in accordance with the terms of Section 5 hereof.

          2. Position, Duties and Location.

          (a) Position. Beginning on the Effective Date, the Executive shall serve as Chairman of the Board of Directors of the Company (the Board") and Chief Executive Officer of the Company and SS&C, with the duties and responsibilities customarily assigned to those positions consistent with past practice and such other duties and responsibilities as the Board of Directors of the Company (the "Board") shall from time to time reasonably assign to the Executive consistent with Executive's position. The Executive shall at all times report directly to the Board. In addition, Executive shall serve as the Chairman of the Board of Directors of SS&C and any direct or indirect parent or holding company, the assets of which are the stock of SS&C.

          (b) Duties. During the Term, the Executive shall devote Executive's full business attention and time to the business of the Company and SS&C and shall use Executive's reasonable best efforts to carry out such responsibilities faithfully and efficiently. During the Term, it shall not be considered a violation of the foregoing for the Executive to serve on

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corporate, civic or charitable boards or committees, and manage personal investments, so long as such activities do not materially interfere with the performance of the Executive's responsibilities as an employee of the Company and SS&C and do not violate the restrictions contained in Section 7.

          (c) Location. The Executive's services shall be performed primarily at SS&C's offices in Windsor, Connecticut.

          3. Compensation.

          (a) Base Salary. During the Term, the Executive shall receive a base salary (the "Base Salary") at an annual rate of not less than five-hundred thousand dollars ($500,000), payable at such times as SS&C customarily pays the base salaries of other senior executives of SS&C (hereinafter, "Other Senior Executives"). The Base Salary shall be reviewed annually for increase in accordance with SS&C's normal practices for Other Senior Executives. The Base Salary shall not be reduced, including, after any increase, and the term "Base Salary" shall thereafter refer to the Base Salary as so increased.

          (b) Annual Bonus. During the Term, the Executive shall be eligible to earn an annual bonus (the "Annual Bonus") based on individual and Company performance goals mutually determined by Executive and the Board. The Board shall set Executive's target Annual Bonus each year (the "Target Annual Bonus"). Subject to Executive remaining employed by the Company through December 31st of the applicable calendar year, Executive will receive a minimum Annual Bonus of $450,000; provided, that for calendar year 2005, Executive's minimum Annual Bonus of $450,000 shall be pro-rated for the time period beginning on the Effective Date and ending on December 31, 2005.

          (c) Long Term Incentive Compensation.

               (i) During the Term and subject to the terms of this Agreement, Executive shall be eligible to receive annual awards under any long term incentive program or similar plan, program or arrangement of the Company, which may include options to purchase shares of common stock of the Company ("Options") or restricted shares of common stock of the Company ("Restricted Shares").

               (ii) Notwithstanding the generality of the foregoing clause (i), on or at the first Board meeting following the Effective Date, Executive shall be granted an option to purchase that number of shares of common stock of the Company equal to 2% of the fully diluted shares of the Company, as determined immediately following the Effective Date (the "Initial Option"), at a per share exercise price equal to the per share price paid by Carlyle Partners IV, L.P. to purchase shares of common stock of the Company on the Effective Date. Subject to the terms of Section 5 hereof, the Initial Option shall vest based on the passage of time and/or the achievement of performance milestones as provided in the option program that will be approved by the Board on or at the first Board meeting following the Effective Date.

               (iii) All Options granted to Executive shall (A) have a per share exercise price that is no greater than fair market value of a share of common stock of the


                                       -2-

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Company on the date of grant; (B) have a maximum term of ten years from the date of grant; and (C) otherwise be subject to the terms of this Agreement.

               (iv) Subject to Section 5 of this Agreement, the Company, SS&C and the Executive agree that Executive's stock options to purchase SS&C common stock that are assumed by the Company in the Merger (the "Assumed Options") shall continue to vest in accordance with their terms, as adjusted to reflect the shares of Company common stock issued in the Merger, notwithstanding any contrary action taken by the Board of Directors of SS&C prior to the Merger.

          4. Other Benefits.

          (a) Benefits. During the Term, the Executive shall be entitled to participate in the benefits, incentive and compensation plans programs and arrangements of SS&C ("Employee Benefit Plans"), on terms and conditions no less favorable than those applicable to any Other Senior Executive. Without limiting the generality of the foregoing, Executive shall be entitled to no less than six
(6) weeks of paid vacation per calendar year.

          (b) Perquisites. The Board may from time to time approve the granting of additional benefits to Executive including, but not limited to, life and/or disability insurance, car allowance or Company car, or membership in health, business or social and/or other clubs, associations or organizations. Such perquisites shall be no less favorable in any material respect than such perquisites provided to the Executive by SS&C prior to the Merger.

          (c) Expenses. During the Term, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses that Executive incurs during the Term in carrying out Executive's duties under this Agreement.

          (d) Key Person Insurance. The Company and SS&C shall have the right to insure the life of the Executive for the Company's and/or SS&C's sole benefit. The Company and SS&C shall have the right to determine the amount of insurance and the type of policy. The Executive shall cooperate with the Company and SS&C in obtaining such insurance by submitting to reasonably required physical examinations, by supplying all information reasonably required by any insurance carrier, and by executing all necessary documents reasonably required by any insurance carrier. The Executive shall incur no financial obligation by executing any required document, and shall have no interest in any such policy.

          (e) Indemnity. The Company and SS&C agree that if the Executive is made a party, or is threatened to be made a party, to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding"), by reason of the fact that Executive is or was a director, officer or employee of the Company or SS&C or is or was serving at the request of the Company or SS&C as a director, officer, member, employee or agent of another corporation, partnership, joint venture, trust, limited liability company or other enterprise, including service with respect to employee benefit plans, whether or not the basis of such Proceeding is the Executive's alleged action in an official capacity while serving as a director, officer, member, employee or agent, the Executive shall be indemnified and held harmless by the Company and SS&C to the fullest extent legally permitted or authorized by the Company's and


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SS&C's certificates of incorporation or bylaws or resolutions of the Board or, if greater, by the laws of the State of Delaware, against all cost, expense, liability and loss (including, without limitation, attorney's fees, judgments, fines, ERISA excise taxes or other liabilities or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by the Executive in connection therewith, and such indemnification shall continue as to the Executive even if Executive has ceased to be a director, member, employee or agent of the Company, SS&C or other entity and shall inure to the benefit of the Executive's heirs, executors and administrators. To the extent permitted by applicable law, the Company and SS&C shall advance to the Executive all reasonable costs and expenses incurred by Executive in connection with a Proceeding within twenty (20) calendar days after receipt by the Company of a written request for such advance. Such request shall include an undertaking by the Executive to repay the amount of such advance if it shall ultimately be determined that Executive is not entitled to be indemnified against such costs and expense. Neither the failure of the Company nor SS&C (including their boards of directors, independent legal counsel or stockholders) to have made a determination prior to the commencement of any proceeding concerning payment of amounts claimed by the Executive that indemnification of the Executive is proper because Executive has met the applicable standard of conduct, nor a determination by the Company or SS&C (including its board of directors, independent legal counsel or stockholders) that the Executive has not met such applicable standard of conduct, shall create a presumption that the Executive has not met the applicable standard of conduct. The Company and SS&C agree to continue and maintain a directors' and officers' liability insurance policy covering the Executive to the extent the Company and SS&C provide such coverage for their other executive officers. Such insurance coverage shall be maintained for at least six (6) years following any Change in Control.

          (f) Section 409A. To the extent that the Company reasonably determines that any compensation or benefits payable under this Agreement are subject to
Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"), this Agreement shall incorporate the terms and conditions required by Section 409A of the Code and Department of Treasury regulations as reasonably determined by the Company and the Executive. To the extent applicable, this Agreement shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretative guidance issued thereunder, including without limitation any such regulations or other such guidance that may be issued after the Effective Date. Notwithstanding any provision of this Agreement to the contrary, in the event that following the Effective Date the Company reasonably determines that any compensation or benefits payable under this Agreement may be subject to Section 409A of the Code and related Department of Treasury guidance (including such Department of Treasury guidance as may be issued after the Effective Date), the Company and the Executive shall work together to adopt such amendments to this Agreement or adopt other policies or procedures (including amendments, policies and procedures with retroactive effective), or take any other commercially reasonable actions necessary or appropriate to (i) exempt the compensation and benefits payable under this Agreement from Section 409A of the Code and/or preserve the intended tax treatment of the compensation and benefits provided with respect to this Agreement, or (ii) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance.


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          5. Payments to Executive at Termination.

          (a) Consequences of Termination. If the Executive's employment with the Company and SS&C is terminated for any reason, the Executive (or, in the case of Executive's death, the Executive's estate and/or beneficiaries) shall be entitled to the following: (i) unpaid Base Salary through the date of the termination; (ii) payment of any Annual Bonus earned with respect to a completed fiscal year of the Company that is unpaid as of the date of termination; and
(iii) any benefits due to Executive under any Employee Benefit Plan and any payments due to the Executive under any Company or SS&C policy, program, arrangement or agreement (including, without limitation, reimbursement for previously incurred expenses) (collectively, the "Accrued Amounts").

          (b) Termination Without Cause; for Good Reason; Nonrenewal by the Company. The Company may terminate Executive's employment without Cause and Executive may terminate his employment for Good Reason (notwithstanding anything in this Agreement to the contrary, "Good Reason" shall not exist unless the provisions of Section 5(f) are complied with), in each case upon thirty 30 days written notice, and the Executive's employment may be terminated upon a Notice of Nonrenewal by the Company. Upon a termination of the Executive's employment by the Company without Cause, as a result of the Company's Notice of Nonrenewal, or by the Executive for Good Reason, the Executive shall be entitled to, subject to the Executive's signing, within thirty (30) days following the date the Company provides the Executive with a Release, and not revoking a Release, the following:

               (i) severance payments totaling the sum of 200% of the Executive's Base Salary and 200% of Executive's Target Annual Bonus, payable promptly upon termination (or, if later, payment shall be made at the earliest time permitted under the terms of the agreements governing any senior credit facilities to which the Company or any of its subsidiaries may be a party); provided that if Executive's termination is for Good Reason due to a reduction in any such amount, the amount used in calculating the severance payment shall be that in effect prior to the event giving rise to Good Reason;

               (ii) the Executive's outstanding Options, whether or not then exercisable, shall become exercisable with respect to 50% of the unvested shares subject to the Options, as determined on the date of termination, and shall, except with respect to the Assumed Options which will remain exercisable in accordance with their terms, remain exercisable for the balance of their ten-year terms as if no termination had occurred (subject to earlier termination as provided in the applicable plan, for example, in connection with a Change in Control);

               (iii) 50% of the vesting restrictions on Restricted Shares shall lapse;

               (iv) the Assumed Options shall become fully vested on the date of termination; and

               (v) three years of Company paid premiums for Executive's continuation of coverage under the Company's group medical, dental and vision benefit plans and, to the extent permitted under the terms of the Company's group medical, dental and vision benefit plans, continued coverage, at the Executive's cost, for the remainder of Executive's life.


                                       -5-

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Notwithstanding anything to the contrary in this Section 5 or Section 10, no payments in Section 5 or Section 10 will be paid during the six-month period following Executive's termination of employment unless the Company determines, in its good faith judgment, that paying such amounts at the time or times indicated in such Sections would not cause Executive to incur an additional tax under Section 409A of the Code (in which case such amounts shall be paid at the time or times indicated in such Sections). If the payment of any amounts are delayed as a result of the previous sentence, on the first day following the end of the six-month period, the Company will pay Executive a lump-sum amount equal to the cumulative amounts that would have otherwise been previously paid to Executive under this Agreement. Thereafter, payments will resume in accordance with Section 5 and Section 10, as applicable.

          (c) Termination Due to Death or Disability. The Company shall have the right to terminate Executive's employment as a result of Executive's Disability (as defined below) upon thirty 30 days written notice and Executive's employment shall automatically terminate upon the death of the Executive. In the event that Executive's employment is terminated during the Term due to Executive's Disability or death, Executive (or in the event of Executive's death, his estate) shall be entitled to subject to, in the case of Disability, the Executive's signing, within thirty (30) days following the date the Company provides the Executive with a Release, and not revoking a Release, the following benefit and shall not be entitled to payments or benefits under Section 5(b):
(i) disability or death benefits (as applicable) in accordance with the Company or SS&C provided insurance programs and arrangements in which Executive was participating immediately prior to such termination; (ii) 50% of the unvested shares subject to the Executive's outstanding Options, whether or not then exercisable, shall become exercisable and shall, except with respect to the Assumed Options which will remain exercisable in accordance with their terms, remain exercisable for the balance of their ten-year terms as if no termination had occurred (subject to earlier termination as provided in the applicable plan, for example, in connection with a Change in Control); (iii) 50% of the vesting restrictions on Restricted Shares shall lapse; (iv) the Assumed Options shall become fully vested on the date of death or termination; and (v) a cash payment equal to the amount of the Executive's Target Annual Bonus for the year of the termination, pro-rated to reflect the portion of the fiscal year that occurs before the date of termination, payable within 30 business days following the date of termination.

          (d) Voluntary Resignation. Executive may terminate his employment at any time without Good Reason upon ninety 90 days written notice to the Company. In the event that the Executive resigns without Good Reason, which shall include a termination upon a Notice of Nonrenewal by Executive (a "Voluntary Resignation"), Executive shall only be entitled to the Accrued Amounts, and Options and any other equity-based awards that are vested as of the effective date of termination shall continue according to the terms of such awards applicable to such a termination.

          (e) Termination for Cause. (i) The Company may terminate Executive's employment for Cause in compliance with the requirements of this Section 5(e), and notwithstanding anything in this Agreement to the contrary, "Cause" shall not exist unless the provisions of this Section 5(e) are complied with. In the event that the Company terminates the Executive's employment for Cause, then the Executive shall only be entitled to the Accrued Amounts, and Options and any other equity-based awards that are vested as of the effective date


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of termination shall continue according to the terms of such awards applicable to a termination for Cause.

               (ii) The Executive shall be given written notice by the Company of the intention to terminate Executive for Cause, such notice (A) to state in detail the particular act or acts or failure or failures to act that constitute the grounds on which the proposed termination for Cause is based and (B) to be given within the three (3) month period immediately following the date the members of the Board, other than the Executive, learn of such act or acts or failure or failures to act. The Executive shall have ten (10) business days after the date that such written notice has been given to the Executive in which to cure such conduct, to the extent such cure is possible. If the Executive fails to cure such conduct, the Executive shall then be entitled to a hearing before a meeting of the Board. Such hearing shall be held within fifteen (15) business days after such cure period, provided Executive requests such hearing within ten (10) business days of the written notice from the Company of the intention to terminate Executive for Cause. If, within five (5) business days following such hearing, the Executive is furnished written notice by the Company confirming that, in its judgment, grounds for Cause on the basis of the original notice exist, Executive shall thereupon be terminated for Cause. Any purported termination for Cause that fails to comply with the foregoing requirements shall be conclusively deemed to be a termination by the Company without Cause. The Company may suspend Executive during the pendency of the foregoing process; provided that Executive shall continue to receive all compensation and benefits during such suspension; provided, further that such suspension may not be effected if it prevents or hinders Executive's ability to cure Executive's conduct.

          (f) Termination for Good Reason. (i) The Executive may terminate Executive's employment for Good Reason in compliance with the requirements of this Section 5(f), and notwithstanding anything in this Agreement to the contrary, "Good Reason" shall not exist unless the provisions of this Section 5(f) are complied with. In the event that the Executive terminates his employment for Good Reason, then the Executive shall be entitled to the amounts set forth in Section 5(b).

               (ii) The Company shall be given written notice by the Executive of his intention to terminate for Good Reason, such notice (A) to state in detail the particular act or acts or failure or failures to act that constitute the grounds on which the proposed termination for Good Reason is based and (B) to be given within the three (3) months period immediately following the date the Executive learns of such act or acts or failure or failures to act. The Company shall have ten (10) business days after the date that such written notice has been given to the Company in which to cure such conduct, to the extent such cure is possible. If the Company fails to cure such conduct, the Executive shall, within five (5) business days following such failure to cure, furnish to the Company written notice confirming that, in his judgment, grounds for Good Reason on the basis of the original notice exist, and the Executive may thereupon terminate for Good Reason, subject to the 30 day notice period in
Section 5(b). Any purported termination for Good Reason that fails to comply with the foregoing requirements shall be conclusively deemed to be a termination by the Executive without Good Reason. The Company may suspend the Executive during the pendency of the foregoing process; provided that Executive shall continue to receive all compensation and benefits during such suspension.


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

          (g) Definitions. For purposes of this Agreement, the following definitions shall apply:

               (i) "Cause" shall mean: (i) Executive's willful and continuing failure (except where due to physical or mental incapacity) to substantially perform his duties; (ii) Executive's conviction of, or plea of guilty or nolo contendere to, the commission of a felony by Executive; (iii) the commission by Executive of an act of fraud or embezzlement against the Company or any of its subsidiaries (other than a good faith expense dispute) as determined in good faith by a two-thirds majority of the Board at a meeting held for such purpose; or (iv) Executive's breach of any material provision of this Agreement.

               (ii) "Change in Control" shall mean (A) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either (1) the then-outstanding shares of common stock of the Company or SS&C or (2) the combined voting power of the then-outstanding voting securities of the Company or SS&C entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that, for purposes of this Section 5(g)(ii), the following acquisitions shall not constitute a Change in Control: (x) any acquisition by the Company, Carlyle Partners IV, L.P. ("Carlyle"), Executive, any employee of the Company or any of its subsidiaries, any group of employees of the Company or any of its subsidiaries, or an affiliate of the Company, Carlyle, Executive, any employee of the Company or any group comprised of any of the foregoing, or (y) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or an affiliate of the Company; or
(B) individuals who, as of the date immediately following the Effective Date, constituted the Board and any individuals subsequently elected to the Board pursuant to or in accordance with Section 7 of the Stockholders Agreement (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company's stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board and any individual nominated or designated for election to the Board by Carlyle or any of its affiliates shall be considered as though such individual were a member of the Incumbent Board.

               (iii) "Disability" shall mean physical or metal incapacity as a result of which Executive is unable to substantially perform his duties to the Company and SS&C for a period of six consecutive months and as a result of which Executive is entitled to long term disability benefits under the Company's or SS&C's long term disability plan applicable to Executive and Other Senior Executives.

               (iv) "Good Reason" shall mean the occurrence without Executive's express written consent of (i) an adverse change in Executive's employment title; (ii) a material diminution in Executive's employment duties or responsibilities or authority, or the assignment to Executive of duties that are materially inconsistent with his position; (iii) any reduction in Base Salary or Target Annual Bonus; (iv) a relocation of the Company's principal executive offices to a location more than thirty five (35) miles from its current location which has the effect


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

of increasing the Executive's commute; (v) any breach by the Company of any material provision of this Agreement or the Stockholders Agreement entered into by and among the Company, Carlyle, CP IV Coinvestment, L.P. and the Executive, as may be amended from time to time (the "Stockholders Agreement") or (vii) upon a Change in Control where (A) Carlyle exercises its bring-along rights in accordance with Section 2 of the Stockholders Agreement, and (B) the Executive votes against the proposed transaction in his capacity as a stockholder of the Company.

               (v) "Release" means a written release, in form and substance reasonably satisfactory to the Company and the Executive, whereby Executive waives and releases the Company and its affiliates and related parties from any and all claims that Executive may have against the Company and its affiliates relating to Executive's employment or the termination thereof and whereby the Company agrees to waive and release Executive from any and all claims that the Company may have against Executive relating to Executive's employment or termination thereof (except for fraud, misappropriation of the Company's or its affiliate's assets or any other alleged criminal wrongdoing or malfeasance of a gross nature).

          6. Confidentiality of Trade Secrets and Business Information.Section 6.01

          (a) Except in connection with the faithful performance of the Executive's duties hereunder or pursuant to Section 6(c), the Executive shall, in perpetuity, maintain in confidence and shall not directly, indirectly or otherwise, use, disseminate, disclose or publish, or use for his benefit or the benefit of any person, firm, corporation or other entity any confidential or proprietary information or trade secrets of or relating to the Company (including, without limitation, intellectual property in the form of patents, trademarks and copyrights and applications therefor, ideas, inventions, works, discoveries, improvements, information, documents, formulae, practices, processes, methods, developments, source code, modifications, technology, techniques, data, programs, other know-how or materials, owned, developed or possessed by the Company, whether in tangible or intangible form, information with respect to the Company's operations, processes, products, inventions, business practices, finances, principals, vendors, suppliers, customers, potential customers, marketing methods, costs, prices, contractual relationships, regulatory status, prospects and compensation paid to employees or other terms of employment), or deliver to any person, firm, corporation or other entity any document, record, notebook, computer program or similar repository of or containing any such confidential or proprietary information or trade secrets. The parties hereby stipulate and agree that as between them the foregoing matters are important, material and confidential proprietary information and trade secrets and affect the successful conduct of the businesses of the Company (and any successor or assignee of the Company).

          (b) Upon termination of the Executive's employment with the Company for any reason, the Executive will promptly deliver to the Company all correspondence, drawings, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents, or any other documents concerning the Company's customers, business plans, marketing strategies, products or processes.

          (c) The Executive may respond to a lawful and valid subpoena or other legal process but shall give the Company prompt notice thereof, shall promptly make available to the

Company and its counsel the documents and other information sought and shall assist, if appropriate, such counsel at Company's expense in resisting or otherwise responding to such process.

          (d) As used in this Section 6, the term "Company" shall include the Company and its direct or indirect parents, if any, and subsidiaries.

          (e) Nothing in this Agreement shall prohibit the Executive from (i) disclosing information and documents when required by law, subpoena or court order (subject to the requirements of Section 6(c) above), (ii) disclosing information and documents to his attorney or tax adviser for the purpose of securing legal or tax advice, (iii) disclosing the post-employment restrictions in this Agreement in confidence to any potential new employer, or (iv) retaining, at any time, his personal correspondence, his personal rolodex and documents related to his own personal benefits, entitlements and obligations.

          (f) All rights to discoveries, inventions, improvements and innovations (including all data and records pertaining thereto) related to the business of the Company, whether or not patentable, copyrightable, registrable as a trademark, or reduced to writing, that the Executive may discover, invent or originate during the Term, either alone or with others and whether or not during working hours or by the use of the facilities of the Company ("Inventions"), shall be the exclusive property of the Company. The Executive shall promptly disclose all Inventions to the Company, shall execute at the request of the Company any assignments or other documents the Company may deem reasonably necessary to protect or perfect its rights therein, and shall assist the Company, upon reasonable request and at the Company's expense, in obtaining, defending and enforcing the Company's rights therein. The Executive hereby appoints the Company as his attorney-in-fact to execute on his behalf any assignments or other documents reasonably deemed necessary by the Company to protect or perfect its rights to any Inventions.

          7. Noncompetition.

          (a) In consideration for the compensation payable to the Executive under this Agreement, the Executive agrees that Executive will not, during the Non-Compete Period, directly or indirectly engage in, have any equity interest in, manage or operate, provide services for, consult with or be employed by any person, firm, corporation, partnership or business (whether as director, officer, employee, agent, representative, partner, security holder, consultant or otherwise) that engages in any business which competes with any Competitive Business (as defined below) anywhere in the World; provided, however, that the Executive shall be permitted to acquire a passive stock interest in such a business provided the stock acquired is publicly traded and is not more than two percent (2%) of the outstanding interest in such business. For purposes of this
Section 7, the "Non-Compete Period" shall mean the period beginning on the Effective Date and ending (i) if Executive is terminated by the Company pursuant to Sections 5(c) or 5(e) or by Executive pursuant to Section 5(d), on the later of (A) four (4) years following the Effective Date, and (B) two (2) years following the Executive's termination of employment, and (ii) if Executive is terminated pursuant to Section 5(b), two (2) years following the Executive's termination of employment.


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

          (b) During the Non-Compete Period, the Executive shall not recruit or otherwise solicit or induce any employee, consultant, independent contractor, customer, subscriber or supplier of the Company (i) to terminate its employment or arrangement with the Company, or (ii) to otherwise change its relationship with the Company.

          (c) In the event the terms of this Section 7 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it will be interpreted to extend only over the maximum period of time for which it may be enforceable, over the maximum geographical area as to which it may be enforceable, or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action.

          (d) As used in this Section 7, (i) the term "Company" shall include the Company and its parent and subsidiaries, and (ii) the term "Competitive Business" shall mean any business that competes with the business conducted by the Company as of the date of the Executive's termination of employment with the Company.

          (e) During his employment and for the 12-month period following termination of his employment with the Company, (a) the Executive agrees not to disparage in any material respect the Company, any of its products or practices, or any of its directors, officers, agents, representatives, stockholders or affiliates, either orally or in writing, and (b) the Company agrees not to disparage in any material respect the Executive.

          8. Enforcement. The Executive acknowledges and agrees that: (i) the purpose of the covenants set forth in Sections 6 and 7 above are to protect the goodwill, trade secrets and other confidential information of the Company; (ii) because of the nature of the business in which the Company is engaged and because of the nature of the Confidential Information to which the Executive has access, it would be impractical and excessively difficult to determine the actual damages of the Company in the event the Executive breached any such covenants; and (iii) remedies at law (such as monetary damages) for any breach of the Executive's obligations under Sections 6 and 7 would be inadequate. The Executive therefore agrees and consents that if Executive commits any breach of a covenant under Sections 6 or 7, the Company shall have the right (in addition to, and not in lieu of, any other right or remedy that may be available to it) to temporary and permanent injunctive relief from a court of competent jurisdiction.

          9. Resolution of Disputes; Legal Fees. Any disputes arising under or in connection with this Agreement, other than Sections 6 and 7 above, shall first be addressed by third-party mediation and, if such mediation fails to resolve such dispute within sixty days, by binding arbitration, to be held in Hartford county, Connecticut. The arbitration shall be conducted according to the rules and procedures of the American Arbitration Association governing employment disputes. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The Company shall pay the costs of the arbitrator or the mediator.

          10. Certain Additional Payments. In the event that the severance and other benefits provided for in this Agreement or otherwise payable to the Executive in connection with a Change in Control that occurs following the Effective Date and not in connection with the transactions contemplated by the Merger Agreement constitute "parachute payments" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code") and will be subject to the excise tax imposed by Section 4999 of the Code, then the Executive shall receive (a) a payment from the Company sufficient to pay such excise tax, and (b) an additional payment from the Company sufficient to pay the excise tax and federal and state income taxes arising from the payments made by the Company to the Executive pursuant to this sentence. Unless the Company and the Executive otherwise agree in writing, the determination of the Executive's excise tax liability and the amount required to be paid under this Section shall be made in writing by an independent account firm selected by the Company and the Executive (the "Accountants"). In the event that the excise tax incurred by Executive is determined by the Internal Revenue Service to be greater or lesser than the amount so determined by the Accountants, the Company and Executive agree to promptly make such additional payment, including interest and any tax penalties, to the other party as the Accountants reasonably determine is appropriate to ensure that the net economic effect to the Executive under this Section, on an after-tax basis, is as if the Code Section 4999 excise tax did not apply to Executive. For purposes of making the calculations required by this Section, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on interpretations of the Code for which there is a "substantial authority" tax reporting position. The Company and the Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section.

          11. The Executive's Representations. The Executive hereby represents and warrants that the Executive has the right to enter into this Agreement with the Company and to grant the rights contained in this Agreement, and the provisions of this Agreement do not violate any other contracts or agreements that the Executive has entered into with any other individual or entity. The Executive acknowledges that before signing this Agreement, Executive was given the opportunity to read it, evaluate it and discuss it with Executive's personal advisors and attorney and with representatives of the Company. The Executive further acknowledges that the Company has not provided the Executive with any legal advice regarding this Agreement.

          12. Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be deemed given when delivered
(a) personally, (b) by facsimile with evidence of completed transmission, or (c) delivered by overnight courier to the Party concerned at the address indicated below or to such changed address as such Party may subsequently give such notice of:

     If to the Company:

          Sunshine Acquisition Corporation
          c/o The Carlyle Group
          101 South Tryon Street
          Charlotte, NC 28280
          Attention: Claudius E. Watts IV
          Fax No.: (704) 632-0299

          and a copy to:

          Latham & Watkins LLP
          555 Eleventh Street, N.W.
          10th Floor
          Washington, DC 20004
          Fax: (202) 637-2201
          Attn: Daniel Lennon

     If to the Executive:

          William C. Stone
          12 Deer Ridge Rd.
          Avon, CT 06011
          Fax: (860) 677-8837

          13. Assignment and Successors. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. None of the Executive's rights or obligations may be assigned or transferred by the Executive, other than the Executive's rights to payments hereunder, which may be transferred only by will or operation of law.

          14. Governing Law; Amendment. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Connecticut, without reference to principles of conflict of laws. This Agreement may not be amended or modified except by a written agreement executed by the Executive and the Company or their respective successors and legal representatives.

          15. Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. If any provision of this Agreement shall be held invalid or unenforceable in part, the remaining portion of such provision, together with all other provisions of this Agreement, shall remain valid and enforceable and continue in full force and effect to the fullest extent consistent with law.

          16. Tax Withholding. Notwithstanding any other provision of this Agreement, the Company or SS&C may withhold from amounts payable under this Agreement all federal, state, local and foreign taxes that are required to be withheld by applicable laws or regulations.

          17. Costs Associated with Agreement. The Company shall reimburse the Executive for the costs incurred by the Executive for financial counseling and attorneys' fees associated with negotiation and preparation of this Agreement, the Stockholders Agreement and other related documents.

          18. No Waiver. The Executive's or the Company's failure to insist upon strict compliance with any provision of, or to assert any right under, this Agreement shall not be deemed to be a waiver of such provision or right or of any other provision of or right under this Agreement.

          19. No Mitigation/Offset. The Executive shall not be obligated to mitigate the amount of any payments due under this Agreement and no payments or benefits under this Agreement shall be subject to reduction, offset or forfeiture for any reason.

          20. Headings. The section headings contained in this Agreement are for convenience only and in no manner shall be construed as part of this Agreement.

          21. Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and shall supersede all prior agreements (including, without limitation, the employment agreement between SS&C and the Executive, dated March 28, 1996), whether written or oral, with respect thereto.

          22. Duration of Terms. The respective rights and obligations of the parties hereunder shall survive any termination of Executive's employment, the Term or this Agreement to the extent necessary to give effect to such rights and obligations.

          23. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

          IN WITNESS WHEREOF, the Executive has hereunto set Executive's hand and, pursuant to the authorization of the Board, the Company has caused this Agreement to be executed in its name on its behalf, all as of the day and year first above written.

                                        SUNSHINE ACQUISITION CORPORATION


                                        By: /s/ Claudius E. Watts, IV
                                            ------------------------------------
                                        Its:
                                             -----------------------------------


                                        WILLIAM C. STONE


                                        /s/ William C. Stone
                                        ----------------------------------------